Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of July, 2026 by and between Aeternum Cayman Islands Ltd., a Cayman Islands corporation whose registered office is at 5th Floor, Anderson Square Building, 64 Shedden Road, P.O. Box 31325, Grand Cayman KY1-1206, Cayman Islands (“Company”) and Josua Oosthuizen, an individual (“Executive”). The Company is a wholly owned subsidiary of Aeternum Health, Inc, a Delaware corporation (“Parent”). As used herein, the “Effective Date” of this Agreement shall mean the date as written above and signed below.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ the Executive in such capacities, in each case, commencing on and as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and the Executive agrees to serve as the Company’s Chief Executive Officer. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities customary to these positions and such other duties and responsibilities as the Company’s Boards of Directors (the “Board”) may from time to time assign to the Executive.

The Executive shall devote the majority of his time, efforts and services to the business and affairs of the Company, its Parent, and their respective subsidiaries. Nothing in this Section 1 shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations, or (E) performing consulting and advisory activities, provided, however, such activities are not in competition with the business and affairs of the Parent or would tend to cast executive of Parent in a negative light in the reasonable judgment of the Board.

At any time, and at the Executive’s sole discretion, the Executive retains the right to become an employee of the Parent under an agreement substantially similar to this Agreement.

The Executive acknowledges that the Parent will soon change its name and business focus and that this Agreement will continue through both the current business focus and any business focus that the Parent or the Company may have in the future and that the Term will continue regardless of the business focus of the Parent and the Company.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial two (2)-year term plus one (1)-year renewals, if any.

3. Place of Employment. The Executive’s services shall be performed at such location or locations as the Executive shall determine, in his sole discretion.

4. Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) of $240,000 per annum. Annual adjustments after the first year of the Employment Period shall be determined by the Board; provided, however, that the Base Salary may not be decreased. The Base Salary shall be paid in monthly installments on the last day of each month by either the Parent or the Company.

5. Incentive Compensation and Bonuses.

(a) Annual Bonus: For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus in the target amount of 60% of annual salary (the “Annual Bonus”), with the amount of such bonus determined from time to time by the Board in its discretion. The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Parent’s annual audit and public announcement of such results and shall be paid promptly following the Parent’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rated Annual Bonus calculated based on his final day of employment, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based. Annual Bonus’s will be paid in a mixture of cash and shares of the Company’s common stock or shares of the Parent’s common stock (“Common Stock”) , the ratio of which will be determined by the Compensation Committee. The number of shares granted in the Common Stock portion of the Annual Bonus shall be determined by dividing the value of the Common Stock portion of the Annual Bonus by either (i) the fair market value per share of Common Stock, as determined in good faith by the Board, or (ii) the closing sale price of the Common Stock on the trading day immediately preceding the applicable Payment Date, as reported by the principal trading market for the Common Stock.

(b) Milestone Based Bonuses: The Executive will also be entitled to milestone-based bonuses which will be paid in cash. These will be driven by the achievement of revenue milestones which will be defined as the trailing three-month average revenues achieved by the greater of either the Parent or the Company. For the purpose of this Agreement revenues will follow the definition of revenues as defined by US GAAP and will exclude any one-off sales, lump-sum contracts, sale of equipment and revenues related to M&A. At the achievement of $3 million in average monthly revenues for the trailing three months the Executive will be awarded a $200,000 bonus. At the achievement of $6 million in average monthly revenues for the trailing three months the Executive will be awarded a $200,000 bonus. At the achievement of $9 million in average monthly revenues for the trailing three months the Executive will be awarded a $200,000 bonus. At the achievement of $12 million in average monthly revenues for the trailing three months the Executive will be awarded a $200,000 bonus. These milestone-based bonuses will be paid within 30 days of the achievement and will not alter or affect the Annual Bonus described in Section 5(a).

(c) Equity Awards and Incentive Compensation: During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by either the Parent or the Company (such awards under such plan or program, the “Share Awards”) as the Compensation Committee or Board may from time to time determine. Share Awards shall be subject to applicable plan terms and conditions. And any additional terms and conditions as determined by the Compensation Committee or the Board.

Severance Compensation: Upon termination of employment for any reason other than the Executive’s voluntary resignation pursuant to Section 10(e), the Executive shall receive his Accrued Benefits (as defined in Section 10(e)) and will also be entitled to: (A) continuation of the Executive’s Base Salary from the date immediately following the termination date until the end of the then-applicable Employment Period, payable according to Section 4; and (B) all Share Awards earned and vested prior to termination. With respect to any Share Awards held by the Executive as of his death, Disability, termination without Cause, or resignation for Good Reason, that are not vested and exercisable as of such date, the Parent and/or the Company shall fully accelerate the vesting and exercisability of such Share Awards, so that all such Share Awards shall be fully vested and exercisable as of the Executive’s termination, such options (as well as any Share Awards that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (X) a period of one (1) year after the Executive’s termination or (Y) the original term of the option, if such Share Awards is an option.

6. Expenses. The Executive shall be entitled to prompt reimbursement by the Parent for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Parent for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Parent policies and procedures.

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7. Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement, and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Parent makes such opportunities available to the Parent’s managerial or salaried executive employees and/or its senior executives.

The Parent shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and one hundred (100%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive’s family.

The Executive shall be entitled to air travel, including travel by business and/or first class, as is reasonable and necessary for the performance of his duties and responsibilities.

8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year.

9. Termination of Employment:

(a) Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 6 regarding severance compensation.

(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. The Company’s obligation to the Executive under such circumstances shall be those set forth in Section 6 regarding severance compensation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c) Cause.

(i) At any time during the Employment Period, the Parent may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death, Disability, or approved leave-of-absence) after a written demand by the Board for substantial performance is delivered to the Executive by the Parent, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Parent. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(ii) For purposes of this Section 10(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Parent. Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). After providing the written demand regarding substantial performance, the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

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(iii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Parent and the Company during the period ending on the termination date to be paid according to Section 7; and any accrued but unused vacation time through the termination date in accordance with Parent policy. The Parent shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) For Good Reason or a Change of Control or Without Cause.

(i) At any time during the term of this Agreement and subject to the conditions set forth in Section 10(d)(ii) below the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason” or for a “Change of Control” (as defined in Section 10(f)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the title of, as applicable, either Chief Executive Officer or Chief Financial Officer of the Company; provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; (C) a material reduction in Executive’s Base Salary or total annual cash compensation opportunity; or (D) material breach by the Company of this Agreement.

(ii) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Parent within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Parent shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 10(d)(i), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 10(d)(i). In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 10(d)(i), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or for a Change of Control or the Parent terminates this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the severance compensation set forth in Section 6 above. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iv) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Parent may have against the Executive for any reason.

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(e) Without “Good Reason” by the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Parent. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the following (collectively, the “Accrued Benefits”): (i) any Base Salary earned through the date of termination to be paid according to Section 4; (ii) any earned but unpaid Annual Bonus to be paid according to Section 5(a); (iii) Executive’s pro-rated Annual Bous for the year of termination to be paid according to Section 5(a); (iv) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 7; (v) any accrued but unused vacation time through the termination date in accordance with Company policy; (vi) any accrued and vested benefits under the Benefit Plans; and (vii) all Share Awards earned and vested as of the date or termination. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the shares of the outstanding Common Stock of the Parent, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Parent prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Parent or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Parent’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Parent.

(g) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

10. Confidential Information.

(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Parent, the Company, their respective subsidiaries and their respective businesses (collectively, the “Parent Group”), including but not limited to, the Parent Group’s products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans (“Confidential Information”), provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Parent Group, is the sole property of the Parent Group, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Parent herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Parent Group, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder. The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Parent Group.

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(b) Return of Confidential Information. In the event that the Executive’s employment with the Parent terminates for any reason, the Executive shall deliver forthwith to the Parent any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Parent. The covenants and agreements in this Section 11 shall exclude excludes information (A) which is in the public domain through no unauthorized act or omission of Executive or (B) which becomes available to Executive on a non-confidential basis from a source other than a member of the Parent Group without breach of such source’s confidentiality or non-disclosure obligations to the Parent Group.

11. Miscellaneous.

(a) During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the Cayman Islands and by the Company’s bylaws and (ii) shall cover the Executive under the Parent’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(b) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Parent or the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(c) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(d) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(f) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware, for any disputes arising out of this Agreement, or the Executive’s employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs,

(g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(h) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.

(i) The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

AETERNUM RESOURCES INC.,
a Cayman Islands Corporation

Signed:	/s Paul Mann
By:	Paul Mann
Its:	Executive Chairman

EXECUTIVE

Signed:	/s/ Josua Oosthuizen
Name:	Josua Oosthuizen

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